UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2015

RETAIL OPPORTUNITY

INVESTMENTS CORP

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33749	26-0500600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

RETAIL OPPORTUNITY

INVESTMENTS PARTNERSHIP, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-189057-01	94-2969738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 677-0900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On December 4, 2015, Retail Opportunity Investments Partnership, LP (the "Operating Partnership") acquired Iron Horse Plaza, a shopping center located in Danville, California, for consideration of approximately $44 million which was paid through a combination of cash, the issuance of 1,232,394 units of limited partnership interest in the Operating Partnership (the “OP Units”) and the assumption and defeasance of a loan on the property of approximately $19 million. The OP Units are redeemable for cash, or at the election of the company, into shares of common stock of the Company on a one-for-one basis, subject to the terms of the Operating Partnership’s partnership agreement. The OP Units were issued in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Retail Opportunity Investments Corp. (the "Company") has agreed, subject to certain exceptions, to use commercially reasonable efforts to file, no later than one year after the issuance of the OP Units, a shelf registration statement covering the resale of shares of common stock that may be issued upon exchange of such OP Units, and to use commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable thereafter. In addition, the Company agreed, subject to certain exceptions, for a period of 10 years, to indemnify the sellers of Iron Horse Plaza who received OP Units against certain tax liabilities, if such liabilities result from a transaction involving a taxable disposition of Iron Horse Plaza.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2015	RETAIL OPPORTUNITY INVESTMENTS CORP.

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

Dated: December 10, 2015	RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

By: RETAIL OPPORTUNITY INVESTMENTS GP, LLC, its general partner

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer